EXHIBIT 23









CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------

We consent to the incorporation by reference in Registration Statement No. 333-42859 on Form S-3 of our reports dated March 25, 2009, relating to the financial statements of Merrill Lynch Preferred Capital Trust III and Merrill Lynch Preferred Funding III, L.P. (which reports express unqualified opinions and include an explanatory paragraph regarding Merrill Lynch & Co., Inc. becoming a wholly-owned subsidiary of Bank of America Corporation on January 1, 2009) appearing in this Annual Report on Form 10-K of Merrill Lynch Preferred Capital Trust III and Merrill Lynch Preferred Funding III, L.P. for the year ended December 26, 2008.


/s/ Deloitte & Touche LLP


New York, New York
March 25, 2009